                                                          Is this the last filing
Series Number                 Series Name                 for the series? (Y or N)
-------------  ------------------------------------------ ------------------------
100.           TRANSAMERICA ING LARGE CAP GROWTH VP                  N

101.           TRANSAMERICA ING LIMITED MATURITY BOND VP             N

102.           TRANSAMERICA ING MID CAP OPPORTUNITIES VP             N

103.           TRANSAMERICA ING MODERATE GROWTH ALLOC VP             N

104.           TRANSAMERICA MULTI-MANAGER ALTER STRAT VP             N